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                                                                     Exhibit 5.3







                    [BAR & KARRER RECHTSANWALTE LETTERHEAD]


UBS AG
Bahnhofstrasse 45
Zurich
Switzerland


London, 6 June 2001




Ladies and Gentlemen,

In connection with the registration under the Securities Act of 1933 (the
"Act") of the Subordinated Guarantees of UBS AG, a bank organized under the laws of Switzerland, with respect to the ___% Noncumulative Company Preferred Securities listed by UBS Preferred Funding Company II and UBS Preferred
Funding Company III, respectively, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.


Upon the basis of such examination, we advise you that, in our opinion, the UBS AG Subordinated Guarantee Agreements have been duly authorized and will have been duly executed and delivered by UBS AG when signed and delivered by Robert Dinerstein and Robert Mills.


The foregoing opinion is limited to Swiss law and we are expressing no opinion as to the effect of the laws of any other jurisdiction.



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BAR & KARRER                                                     -2-
________________________________________________________________________


Also, we have relied as to certain matters on information obtained from public officials, officers of UBS AG and other sources believed by us to be responsible.


We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of the Securities" in the respective Prospectuses. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                                               Very truly yours,

                                                               /s/ Bar & Karrer